Hudson Pacific Properties Announces First Quarter 2015 Financial Results

Los Angeles, CA, May 7, 2015—Hudson Pacific Properties, Inc. (the “Company,” “Hudson,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2015.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended March 31, 2015 totaled $18.5 million or $0.23 per diluted share, compared to FFO (excluding specified items) of $17.9 million, or $0.27 per share, a year ago. The specified items for the first quarter of 2015 consisted of acquisition-related expenses of $6.0 million, or $0.08 per diluted share. Specified items for the first quarter of 2014 consisted of costs associated with a one-year consulting arrangement with a former executive of $0.8 million, or $0.01 per diluted share, and expenses associated with the acquisition of the Merrill Place property of $0.1 million, or $0.00 per diluted share.

The Company reported net income attributable to common stockholders of $19.2 million, or $0.25 per diluted share, for the three months ended March 31, 2015, compared to net income attributable to common stockholders of $1.3 million or $0.02 per diluted share, for the three months ended March 31, 2014.

“We had a highly productive first quarter with much of our efforts focused on preparing to close the EOP Northern California Portfolio acquisition,” said Victor J. Coleman, Hudson’s Chairman and Chief Executive Officer. “Highlights included the sale of our First Financial property in Encino, California for $89.0 million, and the formation of a joint venture through which CPPIB purchased a 45% interest in our 1455 Market Street property in San Francisco, California for $219.2 million. Net proceeds from both transactions were applied toward the EOP Northern California Portfolio acquisition via 1031 exchanges. Additionally, we completed a public offering of 12,650,000 shares of common stock, generating net proceeds of $385.2 million, which we contributed to our operating partnership to repay amounts outstanding under our unsecured credit facility with the remaining used toward the EOP Northern California Portfolio acquisition. As always, we remained active with regard to leasing, executing approximately 33,000 square feet of new and renewal leases throughout our office portfolio, and a 15-year lease extension with KTLA-TV for approximately 94,000 square feet at our Sunset Bronson Studios property in Hollywood, California.”

Mr. Coleman continued, “Subsequent to the quarter, we acquired the EOP Northern California Portfolio from Blackstone for approximately 63.5 million common shares and operating partnership units and $1.75 billion in cash before prorations and closing costs. Finally, certain funds affiliated with Farallon Capital Management held a successful public offering of 6,037,500 shares of our common stock, from which we did not receive proceeds.”

First Quarter Highlights

•	FFO (excluding specified items) of $18.5 million, or $0.23 per diluted share, compared to $17.9 million, or $0.27 per share, a year ago;

•	Completed new and renewal leases within the Company’s office portfolio totaling 33,223 square feet (not including leasing activity with respect to the EOP Northern California Portfolio);

•	Completed 15-year lease extension with KTLA-TV for 94,205 square feet to extend its tenancy at the Company’s Sunset Bronson Studios in Hollywood, California through 2030;

•
Completed disposition of the First Financial property in Encino, California for $89.0 million (before certain credits, prorations and closing costs), including the repayment of a $42.3 million project-level loan;

•
Formed a joint venture through which Canada Pension Plan Investment Board, or CPPIB, purchased a 45.0% interest in the Company’s 1455 Market Street property for $219.2 million (before certain credits, prorations and closing costs);

•	Completed a public offering of 12,650,000 shares of common stock generating total net proceeds of $385.2 million after underwriting discounts and before other transaction costs;

•	Declared and paid quarterly dividend of $0.125 per share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended March 31, 2015

Total revenue from continuing operations during the first quarter increased 13.0% to $62.8 million from $55.6 million for the same quarter a year ago. Total operating expenses from continuing operations increased 11.5% to $49.5 million from $44.4 million for the same quarter a year ago. As a result, income from operations increased 18.8% to $13.3 million from $11.2 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the first quarter decreased 15.8% to $5.5 million from $6.5 million for the same quarter a year ago. At March 31, 2015, the Company had $787.2 million of notes payable, compared to $827.4 million at March 31, 2014.

Segment Operating Results For The Three Months Ended March 31, 2015

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 14.9% to $52.9 million from $46.1 million for the same quarter a year ago. The increase was primarily the result of a $5.6 million increase in rental revenue to $41.6 million, a $0.8 million increase in parking and other revenue to $5.3 million, and a $0.5 million increase in tenant recoveries to $6.1 million. Several factors contributed to these increases, including additional revenue stemming from higher occupancy and rents at our same-store office properties, the impact of interest income earned from the Broadway Trade Center note participation purchased on August 20, 2014, commencement of the lease with Deluxe Entertainment Services at our 3401 Exposition Boulevard property and improved occupancy at our 901 Market Street property, all partially offset by the sale of our First Financial property.

Office property operating expenses from continuing operations increased 7.6% to $17.1 million from $15.9 million for the same quarter a year ago. The increase was primarily the result of higher expenses associated with improved occupancy at our same-store properties and, to a lesser extent, the commencement of the lease with Deluxe Entertainment Services at our 3401 Exposition Boulevard property and improved occupancy at our 901 Market Street property, all partially offset by the sale of our First Financial property.

Same-store office net operating income in the first quarter (excluding specified items) increased by 10.8% on a GAAP basis and 9.9% on a cash basis.

At March 31, 2015, the Company’s stabilized office portfolio was 93.7% leased. During the quarter, the Company executed nine new and renewal leases totaling 33,223 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 3.7% to $9.9 million from $9.5 million for the same quarter a year ago due to a $0.5 million increase in other property-related revenue to $4.1 million resulting from heightened production activity at the Sunset Gower property. Total media and entertainment operating expenses remained relatively flat for the first quarter ended March 31, 2015 compared to the same quarter a year ago.

Same-store media and entertainment net operating income in the first quarter (excluding specified items) increased by 10.0% on a GAAP basis and decreased by 2.6% on a cash basis.

As of March 31, 2015, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 71.6% from 69.1% for the trailing 12-month period ended March 31, 2014.

Balance Sheet

At March 31, 2015, the Company had total assets of $2.8 billion, including unrestricted cash and cash equivalents of $247.9 million. At March 31, 2015, the Company had $300.0 million of total capacity under its unsecured revolving credit facility, of which nothing had been drawn. In addition, at March 31, 2015, the Company’s $150.0 million unsecured term loan facility was fully drawn.

Dispositions

1455 Market Joint Venture

On January 8, 2015, the Company formed a joint venture through which Canada Pension Plan Investment Board (“CPPIB”) purchased a 45.0% interest in the 1455 Market Street property for $219.2 million (before certain credits, prorations and closing costs). The Company, which acquired the property in December 2010, retained a 55.0% ownership stake along with general partner status, and continues to oversee management and leasing. 1455 Market Street is a 1,025,833-square-foot, 22-story, Class-A office building that fronts an entire block along 11th Street in San Francisco’s thriving Mid-Market neighborhood. Formerly a critical data center for Bank of America, the property now serves as the global headquarters for leading growth companies like Uber and Square. The Company ultimately used joint-venture net proceeds toward the acquisition of the EOP Northern California Portfolio pursuant to a like-kind exchange under the Internal Revenue Code Section 1031.

First Financial Disposition

On March 5, 2015, the Company completed the sale of its 222,243-square-foot First Financial office property in Encino, California to Douglas Emmett, Inc. for $89.0 million, resulting in net proceeds to the Company of approximately $46.7 million (before certain credits, prorations and closing costs) after repayment of a $42.3 million loan secured by the property. The Company ultimately used net proceeds from the disposition toward the acquisition of the EOP Northern California Portfolio pursuant to a like-kind exchange under the Internal Revenue Code Section 1031. The Company acquired First Financial in connection with its initial public offering, and elected to sell the property after creating additional value through lease renewals and backfilling of office space, including a 29,898-square-foot lease with luxury fitness company Equinox.

Offerings

On January 20, 2015, the Company completed the public offering of 12,650,000 shares of its common stock (including 1,650,000 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full) at a public offering price of $31.75 per share. Net proceeds from the offering, after deducting underwriting discounts (before other transaction costs), were approximately $385.2 million. The Company contributed net proceeds from this offering to its operating partnership to repay amounts outstanding under its unsecured credit facility, with the balance ultimately applied toward acquisition of the EOP Northern California Portfolio.

Leasing

On March 19, 2015, the Company completed a 15-year lease extension with KTLA-TV for 94,205 square feet to extend its tenancy at the Company’s Sunset Bronson Studios in Hollywood, California through 2030. KTLA, one of Los Angeles’ largest independent television stations, has been headquartered in the office buildings and stages on the southeast corner of the Sunset Bronson lot for close to 60 years. KTLA’s lease renewal and planned renovation coincides with several capital projects and improvements underway at Sunset Bronson, including the Company’s ICON project, a 323,000-square-foot creative office tower development, a 90,000-square-foot building for use as creative office and flex space, and an approximately 1,600-space parking structure.

Activities Subsequent to March 31, 2015

EOP Northern California Portfolio Acquisition

On April 1, 2015, the Company completed its acquisition of the EOP Northern California Portfolio from Blackstone for approximately 63.5 million common shares and operating partnership units and $1.75 billion in cash (before certain credits, prorations and closing costs). The EOP Northern California Portfolio consists of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in prime Bay Area submarkets.  The Company funded the EOP Northern California Portfolio acquisition’s $1.75 billion cash consideration and approximately $54.3 million of closing costs from a combination of sources, including $1.3 billion of unsecured term loan indebtedness, discussed more fully below, and approximately $261.7 million of net proceeds from the Company’s joint venture with CPPIB with respect to its 1455 Market Street property and the sale of its First Financial property, both of which funded the transaction pursuant to a 1031 exchange. After accounting for various credits, proration adjustments and closing costs, the remaining approximately $189.7 million required to close the acquisition was funded from cash on hand from the Company’s January equity offering.

In anticipation of closing, the Company amended and restated its unsecured revolving and term loan facility to, among other things, increase the unsecured revolving credit facility from $300.0 to $400.0 million, increase the five-year unsecured term loan facility from $150.0 to $550.0 million, and add a seven-year $350.0 million unsecured term loan facility. The Company also entered into a two-year $550.0 million unsecured term loan to facilitate an expedited closing. The $550.0 million five-year term facility was fully drawn by the Company at closing to replace its existing $150.0 million five-year term loan facility, with the incremental $400.0 million applied toward the EOP Northern California Portfolio acquisition. The $350.0 million seven-year term facility and $550.0 million two-year term facility were both fully drawn by the Company at closing to partially fund the EOP Northern California Portfolio acquisition. The Company is considering longer-term debt alternatives to refinance the two-year facility. Nothing was drawn under the $400.0 million revolving unsecured credit facility in connection with the EOP Northern California Portfolio acquisition.

The Company entered into interest rate contracts with respect to $300.0 million of the $550.0 million five-year term loan facility which, effective as of May 1, 2015, swaps one-month LIBOR to a fixed rate of 1.36% through the loan’s maturity on April 1, 2020. Based on the Company’s current leverage ratio and the rate under these swaps, $300.0 million of the $550.0 million facility bears interest at a rate of 2.66% per annum commencing May 1, 2015. The remaining $250.0 million and the entire $550.0 million two-year term facility bear interest at a rate equal to LIBOR plus 130 to 220 basis points per annum depending on the Company’s leverage ratio. Amortization of deferred financing costs associated with the $550.0 million five-year facility is projected to increase interest expense by 0.20% per annum. The Company also entered into interest rate contracts with respect to the $350.0 million seven-year term loan facility, which, effective as of May 1, 2015, swapped one-month LIBOR to a fixed rate of 1.61% through the loan’s maturity on April 1, 2022. Based on the Company’s current leverage ratio and the rate under these swaps, the $350.0 million seven-year term loan facility bears interest at a rate of 3.21% per annum, commencing May 1, 2015. Amortization of deferred financing costs associated with the $350.0 million seven-year term loan facility is projected to increase interest expense by 0.16% per annum.

A detailed explanation of the terms of these facilities can be found in the 8-K filed with the Securities and Exchange Commission in connection with the EOP Northern California Portfolio acquisition.

Farallon Capital Management Common Stock Offering

On April 10, 2015, certain funds affiliated with Farallon Capital Management completed a public offering of 6,037,500 shares of our common stock. The Company did not receive any proceeds from the offering.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the first quarter of 2015. Both dividends were paid on March 30, 2015 to stockholders of record on March 20, 2015.

2015 Outlook

The Company is reaffirming its full-year 2015 FFO guidance last provided on April 2, 2015 in the range of $1.50 to $1.56 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the first quarter ended March 31, 2015 of $0.23 per diluted share (excluding specified items). This guidance also reflects all acquisitions, dispositions, offerings, financings and leasing activity referenced in this press release. For purposes of this estimate, we have assumed that the interest rate with respect to $250.0 million of the five-year term facility and the entire $550.0 million two-year term facility, both of which remain floating, will be fixed, effective as of May 15, 2015, to a combined rate of 4.25% per annum (including estimated amortization of deferred financing costs). As is always the case, the full-year 2015 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and earnings from events referenced in this release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2015 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on May 7, 2015. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning May 7, at 4:30 p.m. PT / 7:30 p.m. ET, through May 14, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 13606036. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the

Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically-integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson has strategically assembled a portfolio of 53 properties totaling approximately 17.3 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson prioritizes tenant satisfaction and retention, providing highly-customized build-outs and working proactively to accommodate tenants’ growth. Hudson trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, or SEC, on March 2, 2015, as amended, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contacts:

Mark Lammas
Chief Financial Officer
(310) 445-5700
mark@hudsonppi.com

or

Laura Campbell
Director, Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)	(Audited)
REAL ESTATE ASSETS
Land	$620,805	$620,805
Building and improvements	1,302,802	1,284,602
Tenant improvements	120,273	116,317
Furniture and fixtures	9,957	13,721
Property under development	151,982	135,850
Total real estate held for investment	2,205,819	2,171,295
Accumulated depreciation and amortization	(143,502)	(134,657)
Investment in real estate, net	2,062,317	2,036,638
Cash and cash equivalents	247,890	17,753
Restricted cash	16,906	14,244
Accounts receivable, net	13,313	16,247
Notes receivable	28,372	28,268
Straight-line rent receivables	35,812	33,006
Deferred leasing costs and lease intangibles, net	103,022	102,023
Deferred finance costs, net	11,271	8,723
Interest rate contracts	—	3
Goodwill	8,754	8,754
Prepaid expenses and other assets	273,986	6,692
Assets associated with real estate held for sale	—	68,534
TOTAL ASSETS	$2,801,643	$2,340,885

LIABILITIES AND EQUITY
Notes payable	$787,190	$918,059
Accounts payable and accrued liabilities	61,735	36,844
Below-market leases, net	39,169	40,969
Security deposits	6,179	6,257
Prepaid rent	9,606	8,600
Interest rate contracts	2,538	1,750
Liabilities associated with real estate held for sale	326	43,214
TOTAL LIABILITIES	906,743	1,055,693

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,177

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at March 31, 2015 and December 31, 2014, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 79,518,874 shares and 66,797,816 shares outstanding at March 31, 2015 and December 31, 2014, respectively	795	668
Additional paid-in capital	1,441,741	1,070,833
Accumulated other comprehensive loss	(3,049)	(2,443)
Accumulated deficit	(15,603)	(34,884)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,568,884	1,179,174
Non-controlling interest—members in Consolidated Entities	262,709	42,990
Non-controlling common units in the Operating Partnership	53,130	52,851
TOTAL EQUITY	1,884,723	1,275,015
TOTAL LIABILITIES AND EQUITY	$2,801,643	$2,340,885

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenues
Office
Rental	$41,576	$36,010
Tenant recoveries	6,064	5,571
Parking and other	5,295	4,479
Total office revenues	52,935	46,060

Media & entertainment
Rental	5,467	5,449
Tenant recoveries	240	320
Other property-related revenue	4,109	3,634
Other	73	133
Total media & entertainment revenues	9,889	9,536

Total revenues	62,824	55,596

Operating expenses
Office operating expenses	17,135	15,927
Media & entertainment operating expenses	6,005	6,005
General and administrative	9,200	5,776
Depreciation and amortization	17,158	16,668
Total operating expenses	49,498	44,376

Income from operations	13,326	11,220

Other expense
Interest expense	5,493	6,524
Interest income	(53)	(9)
Acquisition-related expenses	6,044	105
Other expenses	(41)	1
	11,443	6,621
Income from continuing operations before gain on sale of real estate	1,883	4,599
Gain on sale of real estate	22,691	—
Income from continuing operations	24,574	4,599

(Loss) income from discontinued operations	—	(66)
Net loss from discontinued operations	—	(66)
Net income	$24,574	$4,533

Net income attributable to preferred stock and units	(3,195)	(3,200)
Net income attributable to restricted shares	(70)	(69)
Net (income) loss attributable to non-controlling interest in consolidated entities	(1,502)	43
Net income attributable to common units in the Operating Partnership	(596)	(47)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$19,211	$1,260
Basic and diluted per share amounts:
Net income from continuing operations attributable to common stockholders	$0.25	$0.02
Net income (loss) from discontinued operations	—	—
Net income attributable to common stockholders’ per share—basic and diluted	$0.25	$0.02
Weighted average shares of common stock outstanding—basic	76,783,351	63,625,751
Weighted average shares of common stock outstanding—diluted	77,330,351	63,625,751
Dividends declared per share of common stock	$0.125	$0.125

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Reconciliation of net loss to Funds From Operations (FFO):
Net income	$24,574	$4,533
Adjustments:
Depreciation and amortization of real estate assets	17,073	16,668
(Gain) / Loss from Sale of Real Estate	(22,691)	—
FFO attributable to non-controlling interests	(3,312)	(1,091)
Net income attributable to preferred stock and units	(3,195)	(3,200)
FFO to common stockholders and unit holders	$12,449	$16,910
Specified items impacting FFO:
Acquisition-related expenses	6,044	105
Consulting fee to former executive	—	835
FFO (excluding specified items) to common stockholders and unit holders	$18,493	$17,850

Weighted average common stock/units outstanding— diluted	79,713	66,558
FFO per common stock/unit—diluted	$0.16	$0.25
FFO (excluding specified items) per common stock/unit—diluted	$0.23	$0.27